Exhibit 99.1

Remarks of Thomas O. Ryder, Chairman and CEO of The Reader's Digest Association,
Inc.,  at  the  Merrill  Lynch   Advertising/Publishing   &  Education  Investor
Conference at the New York Palace Hotel on February 25, 2003

                  Karl Choi: The next presenting company is Reader's Digest. It's a publisher of magazines as well as a direct marketer. The company just announced some global organizational changes that I am sure they will talk about today, and with us today are Tom Ryder, Chairman and CEO, Mike Geltzeiler, CFO and Richard Clark, Director of Investor Relations. Welcome.

                  TOM RYDER: Thank you, Karl and congratulations to you and Lauren for picking a perfectly appropriate title for the conference. Usually we are beset by euphemisms with titles like this and here we have another year of uncertainty. How appropriate. I am the not so happy CEO of a company whose stock is sitting at an historic low. I'd like to talk today not about that reorganization, unless you want to know a little bit about it afterwards, but I want to talk about how we think we got to the point that we are today. We want you to understand a transformation that is taking place in our company. You notice that Karl said we were a magazine publisher and direct marketer? Actually, we are mostly not these days and that's a fact that's widely misunderstood and one that I'd like to have you understand a bit better. We'd like to give you a better sense of where we are going and we would like implicitly to ask the question, should that stock be at an historic low? These are our businesses. On the right hand side are the businesses that Karl referred to starting at US Magazines, our international businesses which are US Magazines and the book, music, and video businesses related to them, US Books and Home Entertainment, which again is primarily books, music, and videos and then the three businesses few people know very much about - Books are Fun, QSP, and Reiman, which of course is about eight months old in our lives. This is surprising to most people. The core businesses in magenta, that pinkish color, the color of my cheeks normally, US Books and Home Entertainment, US Magazines, International are sixty five percent of our revenue. Last year or this year according to analysts' estimates they will be about thirty five percent of our earnings. The newer businesses, the unknown businesses, are about thirty five percent of revenue and will be about sixty five percent of our earnings. The revenue transformation that has taken place over the last few years has been a very carefully considered strategy and obviously very poorly articulated to the community. Our core business has been in some difficulty. No ifs, ands, or buts about that. Our US Books and Home Entertainment business is down about three hundred million dollars in revenue. Our US Magazine business about a hundred million dollars in revenue and our international business is down about two hundred million in revenue. At the same time, we have acquired or built businesses, mostly acquired, that have added about seven hundred million dollars in revenue. So we began to transition out of the old core business into a series of new, more diverse, faster growing businesses. We also had a fundamental issue in our company, which was that ninety four percent of our income came as a result of using sweepstakes promotions. That was a problem that we had to begin to rid ourselves of and over the last five years we have moved significantly away from sweepstakes, going from about ninety four percent of our revenues related to sweepstakes in 1998, about fifty five percent at the end of 02 and that number is dropping considerably. That is a very, very significant transition in our life. Operating profit - you saw the big chart, here's how we got there. From a hundred million dollars in 1998 we've dropped about thirty seven million dollars in US Books and Home Entertainment, about three million dollars in the magazine business. We've added about sixty in the international and we've added about a hundred million in Books are Fun, QSP, and Reiman. So we're actually up about a hundred and twenty and million dollars off the 1998 base, much of that through acquisitions. But I'd also like to go back and remind you of a series of events that happened in our core business. The bad news for us started at the beginning of 01 when we reached an agreement with a group of attorneys general that dramatically transformed the way we and others could do sweepstakes in the United States. That was followed in succession by 9/11 and by the anthrax event, which hit us at precisely the time that we generate, the time between September and Christmas where, when we generate about seventy-five of our US earnings. So we were devastated in that period of time by that series of events. Most of that has gone away; most of the effect. 9/11 and anthrax has now largely gone away, but the sweepstakes impact, the impact on that business has very much stayed. In fact, we are practically the only people in the United States significantly using sweepstakes at this point and we're moving away from it as rapidly as we can. If you look at it like this, we go from a hundred million in 1998 to two hundred and twenty million in 02. That looks pretty good. The problem, however, is how we got there. That would be ugly. We moved quickly in 1998, moved earnings to about a hundred and sixty seven million, went to two hundred and fifty seven million in 00 and then came the spring of 01 where the sweepstakes calamity began, followed quickly by 9/11 and anthrax and obviously that has hurt our business very significantly. Still the company is earning very significant money and very solid cash flow. We made another series of moves, which have clearly upset the marketplace. This is a company that had no debt for most of its existence, a little revolving debt but in the past year, we have borrowed about nine hundred and fifty million dollars - first to buy Reiman Publications for about seven hundred and sixty million dollars and second, to buy back shares to complete a recapitalization of our company. The right thing to do, but in this environment, a little frightening for people. As our domestic businesses began to rebound, and they did very solidly this year, growing about fifty seven percent through the second quarter, our international business hit a series of bumps and they have fallen about the same amount. We're down through the first half about thirty million dollars in our international earnings. That has clearly scared people. That resulted in our lowering full year guidance. You might have noticed that people don't like it when you lower full year guidance. We've noticed that. We're not very happy about it and that's shaken the markets as well. All of that has contributed to the stock price, as it exists now. Not real happy about that either. And should we be there? Let's take a look. Here's how we stack up compared to our industry peers and compared to the, the S&P 500. Enterprise value to EBITDA, the analysts have us about two hundred and seventy five million dollars in EBITDA this year. That puts us at about seven times. Our peer group is about ten and the S&P 500 is about twelve. Price to free cash flow
- analysts' estimates are that we will do about a hundred and fifty million, that's seven times for us, twenty three times for our peer group, about fourteen times for the S&P 500. Our price/earnings ratio - analysts' estimates about a dollar seven for us, that would be ten times Reader's Digest earnings compared to eighteen times for our peer group and seventeen times for the S&P 500. Debt to EBITDA - we're about three with eight hundred and seventy five million in debt. Our peers are about four, the S&P 500 about four. Our interest coverage - we're at about seven times, our peers at about eleven, the S&P about eleven. Interesting statistics. At this valuation we can do some simple math and make some conclusions. Enterprise value of the company, current share price plus net debt yields a consolidated asset value of about eighteen dollars and seventy cents to about nineteen dollars. Now the implied value at eleven times PE, which is probably a fair market multiple for the businesses Books Are Fun, QSP, and Reiman at about eleven times is eighteen fifty to nineteen dollars a share or about a hundred percent of our consolidated asset value. That yields an implied valuation for the core business of zero. Not too much unlike some of the valuations you see at companies like AOL Time Warner where some of the assets are disrespected at this point in time. What I will tell you, I've never been very good at judging the market sense of asset value but I'm really sure about one thing as I stand here today. This core business is worth more than nothing. That I guarantee. So let's talk about long-term guidance. What do we think this business can produce over time, as it's constituted now? We look at two parts of the pyramid. The thirty five percent of profit contribution from US Magazines, US Books and Home Entertainment and International. These are businesses that are in deep difficulty right now. But we are very far along in working our way out of them. We do not expect them to be rocket ship businesses. We are anticipating something like zero to two percent revenue growth over the next five years but from the low base that exists now, we should be able to move those businesses five to ten percent on the bottom line. That's our guidance to you. For those sixty five percent of our profits that come from Books Are Fun, QSP, and Reiman, those businesses have better prospects, we anticipate five to ten percent revenue growth and we believe we can move that bottom line seven to twelve percent. Let us give you a sense of where we are in bringing these businesses along. Let's start first with US Books and Home Entertainment. US Books and Home Entertainment was ground zero for our train wreck associated with the sweepstakes. It was also the business that was most damaged by 9/11 and the aftermath of anthrax. This is a business that had a profit swing in eighteen months of eighty to a hundred million dollars. Checking my numbers, I'm getting a headshake meaning yes. That's about the swing we had. Now we made rapid transformation of that business and in this year we will have reduced operating losses by about eighty percent. Our target was to reduce those losses by about fifty percent. The response rates in that business are hot; in a majority of the mailings in areas much greater consistency in, of performance in that business. The business is not yet back to profitability but it's showing very, very strong life signs. The US Magazine business is doing very well despite a dreadful advertising market. Year to date we've added about six hundred thousand more new net paid subscriptions in Reader's Digest, that's year to date than last year and we've done it at lower acquisition cost. Now we've added those new subscriptions at the same time that we are lowering our circulation rate base. How is that consistent? We are lowering our circulation rate base by eliminating unprofitable, agent sold subscriptions that have very poor long term profit performance so we are improving the profitability of that magazine. You, many of you know that we are in the third year of a profound transformation of that editorial product and the vital signs on Reader's Digest are as promising as I think any magazine in the country. The international business is way off track. We expected it to be soft. We did not expect it to be nearly this soft. Profits to date are off about fifty nine percent on seven percent lower revenues. The driver is the fact that response rates are down probably an average of seven percent or fifteen percent throughout all our markets and in some markets it's worse than that. Our fixed cost structure in that business is too high and we will talk about that in a few minutes. Books Are Fun is on track. Books Are Fun has been a great business for us. Profits are up twelve percent year to date. There is growth in number of events across all product categories in that business and we are working, we are having those gains against a retail market that I don't think I need to tell you is just genuinely dreadful so we've outperformed the market there. One thing you want to watch about Books Are Fun, it is very weather sensitive so when we go through a period of time like we have in the last couple of weeks that hurts Books Are Fun. One of the great things about Books are Fun is we don't own bricks or mortar, we move our stores around. When we have weather like we've had, the stores don't move so easily. QSP is a business that is performing well at one level year to date. Profits are up about five percent but that is driven largely by price, which I do not like and we consider ourselves behind schedule with our transformation at QSP. QSP is in our view a business with tremendous potential. Double-digit growth potential. We are not achieving that but we are on the case and we'll talk more about it in a few minutes. Reiman is exactly on track with the acquisition plan that we had. Revenue is up about six percent year to date. Profits are, trend towards flattish but in, consistent with our acquisition plan. That's because they were hit with a ten million dollar year over year postal increase and because we are, in that P&L is very significant money for testing synergies with Reader's Digest. So that's our view about the individual businesses are performing. What people want to know most about now is what's going on in this international business and how do you fix it. So let me address that. Operating profits as I said are down about fifty nine percent year to date. Response rates are down about fifteen percent. In this business there is huge leverage on the upside and on the downside with response rates so when response rates are down fifteen percent it really hits the bottom line negative. Why? A lot of people are scared that we are going through in the international markets what we went through in the United States. That is absolutely not correct. This is a dramatically different pattern than the business issues in the United States. It is not sweepstakes related. It is related to the economy. It is related to mailing intensity to some degree, meaning over mailing. It is related to war and terrorism fears and it is related to the difficulty in the music industry. Let me just mention two anecdotes about those last two bullet points. About a week ago there was a meeting of our people in Europe and I called during the course of that meeting. They mentioned that a UK mailing had, was in the mail. A big promotion was in the mail that day and the head of our UK business said, "You know it's hard to sell something right now when all you see on television is stories about five thousand troops surrounding the airports because we've been told that an American airliner is going to be shot down either coming into or going out of Heathrow." Now that affects your business because people's attention is drawn away. So that's one of the issues that's bothered us. I remember once that we did a high five in the hallway because we had the first report that our music in Mexico was actually being pirated. We were sort of happy that we would have music that was cool enough to be pirated but the happiness didn't last very long. In fact, piracy is rampant around the world in the music business, as you well know. Somebody recently commented that only the jerks are buying the stuff these days so music continues to be an issue, even for us. How do we fix these issues in our international business? The first thing you do in a period like this is, is reduce risk profile. For us that means first mailing less. Instead of mailing a million pieces on a good product we mail eight hundred thousand and we eliminate the twenty percent of that mailing list that is least likely to perform or is likely to perform least well. Second, you mail fewer products. Instead of ten you mail eight and you eliminate the two with the least likelihood of success. You continue developing during this period of time better products, new promotion ideas, you expand into promising international markets. We've got lots of room to grow in Eastern Europe. Our Russia business is performing well despite everything. Our business in India is growing rapidly and we continue to have great aspirations in China. Those things you continue doing and you dramatically reduce cost. We've begun that process now. We began cutting back mailing programs significantly in the first half of this year. That will continue in the second half. We have begun a major reorganization that will lead to further cost reduction. That's the event that Karl referred to that we announced yesterday. And there's more to come. That business is in some difficulty but it's not a business that's worth zero. QSP is a fabulous business. It is a school fund raising business. Many of you in this room have participated in QSP programs, perhaps without knowing it. You probably did that when you were in junior high school, when you helped the school sell magazines to raise funds for various programs. That's QSP. It's the overwhelming market leader in that field and it is a big, very good business. It has been slow in growth the last couple of years despite the fact that it has tremendous expansion possibilities so we have it on our watch list. Revenue and profits are up year to date, mid single digits, not bad on the face of it considering the economy but that's price driven as I said and that lower volume is a concern. We fix it by increasing customer reach and number of events. We have tremendous potential in the number of schools that we can get to. Let me just give you a sense of one thing. There are about a hundred and twenty thousand schools in the country. Books Are Fun is in about seventy thousand of those. QSP is in about thirty. Books Are Fun is a much younger company than QSP. So we've got lots of room to grow that franchise. Part of that we're going to do by expanding the sales force and by using some good old fashioned solid sales force management. And we're going to go after markets that we do not currently serve well. For example, we're in less than ten percent of high schools and high schools are a tremendous opportunity for us. We're going to go into other niches in the fundraising business. Right now our business is almost totally concentrated on schools. We're going to go after other charitable organizations for example. And the real opportunity is in, to increase the event averages and the number of events per location and we have a number of strategies in order to do that. The one that I like best is a strategy that will help children overcome their natural reluctance to make a sales call. One of our issues this year is that we have fewer sales per child. Children are naturally reluctant to make a phone call. We do not encourage them; in fact we discourage them from going door to door. So we have created a website version of a sales call that will enable children to create a list of sales prospects and mail their aunts and uncles and neighbors emails with QSP brochures instead of making phone calls, which they are somewhat shy to do. We think that's going to overcome an enormous amount of resistance and this is a business where little numbers magnify little improvements in areas like subs sold per student have a tremendous impact on the bottom line. QSP is a great business and we're on the case. So conclusions - most of the US businesses, even in this very uncertain time, difficult conditions are on track with positive trends. Even QSP, which we put on the watch list, has improved revenues and earnings. The international businesses are very weak but with the sole exception of Argentina all of those businesses are profitable and all the businesses within the countries are profitable. Our core business is now, the core business, which has been in difficulty, is a much smaller part of our company than most people assume. We have a strong cost reduction program that has begun against that core business. Our free cash flows in this company are very strong. The weaknesses in earnings this year have been offset by improvements in working capital largely so our cash flows remain strong and our stock price we think is low by almost any measure.

Q&A

TOR:              We would be happy to answer any questions you have.

Participant:      Knowing that you can't control the international economy, but with respect to the cost actions that you are planning - can you give us a time frame as to how long you think it will take to have those actions put into place. Second, given your comments on your stock price - do you think that if your stock stays low - there will be any interest in selling any non-core assets to service value.

TOR:              Would you go back to your first question and repeat that

Participant:      With respect to the cost actions that you are planning - can you give us some sort of time frame?

TOR: It has started, as I mentioned. Part of what is in the p&l now is significant reductions in our mailing programs in our international markets. We have also begun some top level cost reduction, meaning, at the top level of our organization. We put together a structure in place that will go after two particular areas of costs - one is corporate overheads, because as our core business has shrunk, the corporate overhead that was built 100% to service that core business. The core business has shrunk faster than the corporate overhead. And while our revenues remained roughly the same, the need for QSP, Reiman or BAF for corporate overhead is a lot less. So we have significant cost reductions to do in that area. The other area we are going to focus on is the structure of our business in countries outside the U.S. We will go after that cost structure vigorously. You will begin seeing the cost savings showing up now and my guess is by April - mid-April to early May - we will announce some significant targets in that area.
                    Second, would we consider asset sales given the current stock price? This is a lousy market to make asset sales, I don't need to tell you that. Right now our cash flow is much more than adequate to serve our needs to meet our debts to provide for our growth prospects. Our focus is entirely on repaying our debt right now. Our assets like almost any are always for sale at the right price, not likely that this market is going to provide an adequate price for what we consider to be some very good assets.

Participant:      I have two questions. One, how much debt would you expect to pay down this year and also in fiscal 04? Second, your guidance for this year, does it include all the restructuring costs that you anticipate that you associate with the international area?

TOR: Mike, why don't you take that. This is Mike Geltzeiler, the famous Chief Financial Officer at Reader's Digest.

MG: We started the year with $950 in gross debt and from the slide that Tom showed earlier, we are comfortable with the analyst estimates of ending the year around $875 million in gross debt. We'll have another $50-$55 million in cash on hand because of our international operations. Our net debt will be in the $820-$825 million range. As for next year, even though that is a nice pay down of debt this year, we also had the re-capitalization this year where we outlayed $100 million to purchase shares as part of that re-capitalization. For fiscal 2004, all of our cash will be used to pay down debt. At this stage we envision free cash flow at least at the level that you are seeing today if not more. As for a restructuring charge or our guidance, I think we were pretty specific. Our full year guidance is $1.08-1.18. We did say that it excludes one-time items. The one-time items that we've announced to date, was $6 million or $0.06 per share related to the re-capitalization of our company, which has already been completed. So, to the extent that we do incur significant amount of severance costs, it is very possible that would be a restructuring charge and that would not be included in the guidance.

Participant:      Two questions. Out of the $100 million that you have
                  identified as the operating profit from the three growth businesses, how much is Reiman? Second, to your point about the weather in the recent period. How much do you think that will impact the BAF business?

TOR: I think she is referring to the $100 million chart. Is that Reiman at $70?

MG:               $35

TOR:                To answer your question about BAF. We had a difficult  week.
                    If the snow goes away we don't have another difficult week. The BAF business has been moving along fine. There are some security concerns. When you get an orange alert, (we're borrowing people's real-estate), that makes people reluctant to have strangers coming into their building carrying big boxes, so we do feel the effect from that. When you have snow up and down the East Coast, you shut down an enormous number of events. So, while we have had a soft spring in the context of BAF, we've had a very bad week. I don't know, do you know what the weather is going to do? My guess is, the weather for now, things are moving along just fine. If the weather gets better, we'll b fine in BAF, if it stays bad, we are going to get hurt every time there is a giant event like we had in the last couple of weeks.

Participant:      Can you talk about customer acquisition trends by business and where that is going, magnitude for this year and next year?

TOR: Actually I can't. What I am able to say is that our costs are reduced significantly from last year. At the same time our total new subscription sales are up. My guess is we will sell somewhere around 4.8-5.0 million new magazine subscriptions for Reader's Digest this year and we will do it at a lower cost per new subscription than prior year. That is a powerful fact all by itself. When you put it in the context of the marketplace. Five million new subs is a heck of a lot more subscriptions than 98%-99% of the magazines in the world have in total. That will be up about 800k from prior year. Now prior year was a bad year for sure, but the fact that we are up that much in volume and we are lower in cost, I think, speaks highly of the changes in the editorial product that are taking place in this magazine. By the way, it's accompanied by pretty solid newsstand performance, at a time when there is not a whole lot of good newsstand performance. So there is a real good drumbeat going on at the magazine. Maybe some other time, I will try to sort through what is an enormously complex question and maybe on a quarterly call, talk in more depth about the circulation acquisition program. I can tell you that people at our company feel very good about the way Reader's Digest is selling in the marketplace right now.
Participant:      I was wondering if there was too much competition in the QSP area. What is your market share there?

TOR: It depends on how you define competition. The school fundraising business is a very, very big business. Our penetration in that part of the market is fairly small. If you look at our penetration of the magazine portion of that, it is fairly large. QSP for example is the second largest seller of magazine subscriptions in the U.S. We have lots of competition in the magazine business. Most of it tends to be fairly small companies, lots of independent etrepeneur's, who compete by trying to beat us at price. There are very few significant corporate players in that field.

Participant:      Second question is how many languages is your magazine printed in and have you seen or felt any anti-American sentiment in Eastern European countries?

TOR: We publish in 19 different languages and we are in about 60 different countries. To answer your question about anti-Americanism, here's what I know. When I go to international markets, and I've been doing that for the past 25 years, I feel an anti-Americanism that I have not felt in a very long time - since back in the days of the so-called ugly American. Can I show that as impact in our business? No. And most of my colleagues tell me that they see no impact of that in their business. I will tell you, I've said on couple of occasions that my instinct tells me its there. But I will tell you that my colleagues that live in those countries every day - think I'm wrong about that. In fact, in most countries, Reader's Digest feels not like an American publication, but like a German publication, or a Mexican publication or a Brazilian publication. And that is part of the strength of the Digest.

Karl Choi:        With that I would like to thank the management of
                  Reader's Digest and with the transition we'll have the next presenting company - Publicis.

TOR:              Great.  Thank you Karl.